Exhibit 8.2

August 27, 2003

Board of Directors
W Holdings Company, Inc.
19 West McKinley Street
Mayagüez, Puerto Rico 00680

RE:    FORM 8-K

Ladies and Gentlemen:

     In connection with the issuance under the Securities Act of 1933, as amended (the “Act”), of 3,036,000 shares of the 6.90 % Noncumulative Monthly Income Preferred Stock, 2003 Series G ($25 Liquidation preference per share) of W Holding Company, Inc., a financial holding company organized under the laws of the Commonwealth of Puerto Rico, we hereby confirm to you that the disclosure set forth under the headings “Taxation — General” and “Taxation - Puerto Rico Taxation” in the prospectus supplement of even date hereof (the “Prospectus Supplement”), subject to the limitations set forth therein, is an accurate discussion of the principal Puerto Rico tax consequences to investors who purchase such securities in the offering described in such Prospectus Supplement.

     We hereby consent to your utilization of this opinion in connection with the filing of Form 8-K, and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

AXTMAYER, PSC

/s/
By: José A. Axtmayer